Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

AMONG

GREEN ENVIROTECH HOLDINGS CORP.

MAGIC BRIGHT LIMITED

AND

THE MEMBERS OF MAGIC BRIGHT LIMITED

Dated February 14, 2011

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of February 14, 2011 (the “Agreement”), by and among Green EnviroTech Holdings Corp., a corporation existing under the laws of Delaware (the “Purchaser”), Magic Bright Limited, a corporation existing under the laws of Hong Kong (“Magic Bright”), and the members of Magic Bright listed on Schedule 1 hereof (collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are the sole members of, and own all of the issued shares (the “Ordinary Shares”), of Magic Bright; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Ordinary Shares, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I    SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of Ordinary Shares.

Upon the terms and subject to the conditions contained herein, on or before March 16, 2011 (the “Closing Date”), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all Ordinary Shares of Magic Bright owned by such Seller set forth opposite such Seller's name on Schedule 1 attached hereto.

ARTICLE II   PURCHASE PRICE AND PAYMENT; OPTION TO UNWIND

2.1	Amount and Payment of Purchase Price.

Subject to the terms and conditions of this Agreement, the Purchaser shall pay to the Sellers an aggregate purchase price for the Ordinary Shares of US6,000,000: US$1,000,000 in cash (“Cash Consideration”) and US$5,000,000 in securities, payable as follows. The Cash Consideration shall be payable by the Purchaser to the Sellers in four installments, namely (i) US$300,000 on the Closing Date; (ii) US$300,000 on June 16, 2011; (iii) US$200,000 on September 16, 2011;  and (iv) US$200,000 on December 16, 2011. The Purchaser shall pay the Cash Consideration as set forth herein by wire transfer of immediately available funds to Sellers (pro rata in accordance with each Seller’s percentage of the Ordinary Shares) in accordance with wire instructions provided in writing by Sellers. On the Closing Date, Purchaser shall also issue to Sellers an aggregate of 1,000,000 Magic Bright Acquisition Series of Convertible Preferred Stock (pro rata in accordance with each Seller’s percentage of the Ordinary Shares) (the “Preferred Shares”), which shall have the terms set forth in the certificate of designation substantially in the form attached hereto as Exhibit A (the “Designation”).

2.2	Option to Unwind.

The Purchaser shall use its reasonable best efforts to obtain at least US$3,000,000 in net proceeds from financings  and allocate such net proceeds towards the business and operations of Magic Bright by way of interest free loans from the Purchaser to Magic Bright within the period of 15 months from the Closing (“Funding Obligation”). If the Purchaser (i) does not obtain and allocate at least US$2,000,000 of such net proceeds towards the business and operations of Magic Bright by way of interest free loans from the Purchaser to Magic Bright on or before the date falling on the expiry of 12 months from the Closing or (ii) does not obtain and allocate at least US$3,000,000 in aggregate of such net proceeds towards the business and operations of Magic Bright by way of interest free loans from the Purchaser to Magic Bright on or before the date falling on the expiry of 15 months from the Closing or (iii) fails to pay all of the Cash Consideration by December 16, 2011 (each of the events referred to in (i), (ii) and (iii) of the foregoing being an “Unwinding Event” and each of the dates referred to in (i), (ii) and (iii) of the foregoing being an  “Unwinding Event Deadline Date”), each Seller shall have the option (the “Unwinding Option”) to re-purchase the Ordinary Shares sold by such Seller to the Purchaser, in exchange for the Preferred Shares issued by the Purchaser to such Seller.  The Purchaser shall provide written notice (the “Unwinding Event Notice”) to each Seller of whether an Unwinding Event has occurred within 15 business days of the relevant Unwinding Event Deadline Date. If an Unwinding Event has occurred, each Seller may exercise its Unwinding Option by providing written notice (the “Unwinding Notice”) to the Purchaser within 30 days of the earlier of (a) the date of such Seller’s receipt of the Unwinding Event Notice and (b) the date such Seller actually becomes aware of the occurrence of an Unwinding Event. If a Seller fails to provide an Unwinding Notice within such 30 days’ period, such Seller’s Unwinding Option shall terminate and expire. No Seller may sell, assign, transfer or convey any portion or interest in any of such Seller’s Preferred Shares prior to the Unwinding Conditions Deadline Date.  If the Unwinding Option is exercised, the Seller will retain all paid Cash Consideration but without prejudice to such Seller’s rights against the Purchaser for any unpaid Cash Consideration. The Purchaser may not in any event demand or cause any portion of the paid proceeds of the Funding Obligation to be repaid or withdrawn directly or indirectly from Magic Bright by whatever means (whether by way of share redemption or repurchase, payment of dividend, advance or loan, or any other forms of distribution or payment).

2.3	Partial Buy-Back Option.

Three years from the Closing, each Seller will have a one-time ninety (90) day option (“Buy Back Option”) to purchase back 50.1% of the  Ordinary Shares  sold by such Seller to the Purchaser, in exchange for the 50% of the Preferred Shares issued by the Purchaser to such Seller (or the fair market equivalent in cash of such shares).  The Purchaser shall provide written reminder notice (the “Buy-Back Reminder”) to the Seller at the  3rd anniversary of the Closing.  The Seller shall have 90 days from the 3rd anniversary of the Closing (the “Buy-Back Period”) to provide written notice (the “Buy-Back Notice”) to the Purchaser to exercise the Buy-Back Option.  Purchaser and Seller shall, as soon as is practicable, effectuate the Seller’s Buy-Back transaction. If a Seller fails to provide a Buy-Back Notice within the Buy-Back Period, such Seller’s Buy-Back Option shall terminate and expire.  In the event that the Buy-Back Option is exercised, the Purchaser shall have the rights to demand repayment of the paid proceeds of the Funding Obligations from Magic Bright.

2.4	No Transfer etc. by Purchaser

So that the Sellers may exercise the Unwind Option as well as the Buy-Back Option, the  Purchaser, for as long as the Unwind Option or the Buy-Back Option shall remain exercisable by any Seller, shall not (i) sell, assign, transfer, convey or create any lien over any of the shares of Magic Bright held by it or (ii) cause Magic Bright to issue any additional share or other debt or equity convertible into share of Magic Bright to the Purchaser or any other person.

ARTICLE III      CLOSING AND TERMINATION

3.1	Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Ordinary Shares provided for in Section 1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006 (or at such other place as the parties may designate in writing) on the Closing Date.  The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2	Termination of Agreement.

This Agreement may be terminated prior to the Closing by either (a) mutual written consent of the Sellers and the Purchaser or (b) the failure to complete the Closing by the Closing Date.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, Magic Bright or any Seller; provided, however, that nothing in this Section 3.2 shall relieve the Purchaser or any Seller of any liability for a breach of this Agreement that occurs prior to termination.

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchaser that as of the Closing Date (but regarding Sections 4.5, 4.9, 4.14 and 4.15, as of the date hereof only):

4.1	Organization and Good Standing of Magic Bright.

Magic Bright is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation as set forth above.

4.2	Authority.

(a)
Magic Bright has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a material adverse effect on the Magic Bright’s business or operations taken as a whole (“Material Adverse Effect”).

(b)
The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by Magic Bright’s Board of Director’s and, if necessary, by Magic Bright’s members having full power and authority to authorize such actions.

(c)
Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation or other agreement to which Magic Bright or any Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of Magic Bright, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on Magic Bright or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3	Capitalization.

(a)	Magic Bright’s authorized and issued share capital consists of HK$10,000.00 divided into 10,000 shares of HK$1.00 each. The Sellers own 100% of the issued share capital of Magic Bright.

(b)
There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Magic Bright is or may become obligated to issue, assign or transfer any shares of Magic Bright.  Based upon the representations and warranties of the Sellers in this Agreement, upon the transfer to Purchaser on the Closing Date of the Ordinary Shares and subject to payment of the stamp duty on the transfer and the registration of the transfer in the register of members of Magic Bright, Purchaser will have good, legal and valid title to 100% of the then issued  shares capital of Magic Bright, subject to its Memorandum and Articles of Association but otherwise free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind, other than those imposed by applicable  laws.

4.4	Basic Corporate Records.

The copies of the Certificate of Incorporation of Magic Bright, and the Memorandum and Articles of Association of Magic Bright, all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

The minute books of Magic Bright, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and materially complete minutes and records of all meetings, proceedings and other actions of the Board of Directors and members of Magic Bright required by applicable law to be kept and, on the Closing Date, will, contain true, correct and materially complete minutes and records of any meetings, proceedings and other actions of the [Board of Directors and members] of Magic Bright required by applicable law to be kept, except where such would not have a Material Adverse Effect.

4.5	Subsidiaries and Affiliates.

Any and all businesses, entities, enterprises and organizations in which Magic Bright has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.5 hereto, together with Magic Bright’s interest therein.

4.6	Consents.

No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby by the Sellers, or (ii) necessary in order that the business currently conducted by Magic Bright can be conducted by Magic Bright in the same manner after the Closing as heretofore conducted by Magic Bright, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of Magic Bright, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.7	Financial Statements.

The Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the audited financial statements made up to 3/31/2010, and the unaudited financial statements made up to 9/30/2010, all of which are true, complete and correct in all material respect as of their respective dates, and have been prepared from the books and records of Magic Bright.  The records and books of Magic Bright reflect all material assets and liabilities.

4.8	Taxes.

For purposes of this Agreement, “Tax” or “Taxes” refers to any and all taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

Magic Bright has timely filed all returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by Magic Bright with any Tax authority effective through the Closing Date.  All such Tax Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.

Magic Bright has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against Magic Bright.  Magic Bright has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

4.9	Real Property Matters.

Magic Bright does not of record own any real property as of the date hereof and has not of record owned any real property during the three years preceding the date hereof.

4.10	Patents, Software, Trademarks, Etc.

(a)
Magic Bright owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business as now operated by it.

(b)
No officer, member or employee of Magic Bright or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by Magic Bright .

(c)
Magic Bright has not been charged with, nor to the Sellers’ knowledge has it infringed or is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Sellers nor Magic Bright has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others.  Magic Bright is not now manufacturing any goods under a present permit, franchise or license.

4.11	Machinery and Equipment.

Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of Magic Bright currently being used in the conduct of its business (the “Business”), together with any machinery or equipment that is leased or operated by Magic Bright, are in fully serviceable working condition and repair.

4.12	[Intentionally left blank]

4.13	Compliance With the Law.

To the Sellers’ knowledge, Magic Bright is not in violation of any applicable law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement) of the jurisdiction where it carries on business, except where such violation would not have a Material Adverse Effect.  Magic Bright has not been and is not now charged with, or to the Sellers’ knowledge, under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the Sellers’ knowledge, are there any circumstances that would or might give rise to any such violation.  Magic Bright has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority of the jurisdiction where it carries on business, except where the failure to file such would not have a Material Adverse Effect.

4.14	Litigation.

Except as specifically identified in the financial statements provided to the Purchaser or footnotes thereto:

(a)
There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Sellers’  knowledge, threatened, against the Sellers or Magic Bright, relating to its Business or Magic Bright or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Sellers for any such action.

(b)
There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding Magic Bright relating to its Business or Magic Bright the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by Magic Bright or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

4.15	Absence of Certain Changes or Events.

Magic Bright has not, since December 31, 2010:

(a)
Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement;

(b)	Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business; or

(c)	Issued any membership interests, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its share capital.

4.16	Absence of Certain Commercial Practices.

Magic Bright has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for Magic Bright or to receive favorable or preferential treatment, except for gifts and entertainment that would not be construed as a bribe or illegal payoff.

4.17	Environmental Matters.

The operations of Magic Bright are in compliance with all applicable laws promulgated by any governmental entity of the jurisdiction where Magic Bright carries on its business which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

Magic Bright has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

Magic Bright is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

Magic Bright has not received any written communication alleging either or both that Magic Bright may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

Each Seller, individually and not jointly, represents and warrants to the Purchaser as of the Closing Date that:

4.18	Investment Intent.

The Preferred Shares are being acquired hereunder by the Seller for investment purposes only, for Seller’s own account, not as a nominee or agent and not with a view to the distribution thereof.  The Seller has no present intention to sell or otherwise dispose of the Preferred Shares and will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law.  The Seller understands that the Preferred Shares which may be acquired hereunder must be held by Seller indefinitely unless a subsequent disposition or transfer of any of said Preferred Shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom.  The Seller further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.19	Investment Experience; Suitability.

The Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Preferred Shares and the Seller’s financial position is such that the Seller can afford to retain the Preferred Shares for an indefinite period of time without realizing any direct or indirect cash return on Seller’s investment.

4.20	Ownership

With respect to Seller’s Ordinary Shares, Seller is the lawful record and beneficial owner of all the Seller’s Ordinary Shares, subject to the Memorandum and Articles of Association of Magic Bright but otherwise free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

4.21	Options and Rights

There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller is or may become obligated to assign or transfer any shares of Magic Bright.  Upon the transfer to Purchaser on the Closing Date of the Ordinary Shares and subject to payment of the stamp duty on such transfer and the registration of such transfer in the register of members of Magic Bright, Purchaser will have good, legal and valid title to all the Seller’s Ordinary Shares, subject to the Memorandum and Articles of Association of Magic Bright but otherwise free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind, other than those imposed by applicable laws.

4.22	Absence of Certain Commercial Practices.

Seller has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for Magic Bright or to receive favorable or preferential treatment, except for gifts and entertainment that would not be construed as a bribe or illegal payoff.

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to each Seller and to Magic Bright, as of the Closing Date, that:

5.1	Organization and Good Standing of the Purchaser.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has, as of February 14, 2011, 250,000,000 shares of common stock, US$0.001 par value, authorized, of which 63,516,758  shares are issued and outstanding, 25,000,000 shares of preferred stock, US$0.001 par value, authorized, of which 1,000,000 shares have been designed Magic Bright Acquisition Series Convertible Preferred Stock, none of which  are issued and outstanding.

5.2	Authority.

(a)
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Purchaser have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser and the Agreement is enforceable in accordance with its terms.

(b)
The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3	Consents.

(a)
The execution and delivery of this Agreement, the acquisition of the Ordinary Shares by Purchaser and the consummation of the transactions herein contemplated (including, without limitation, the issuance of the Preferred Shares”) , and the compliance with the provisions and terms of this Agreement, are not prohibited by the Certificate of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)
No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4	Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5	Investment Intent and Qualification.

The Purchaser is acquiring the Ordinary Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Purchaser understands that the Ordinary Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.  Purchaser has, or as of the Closing Date will have had, access to all information Purchaser has requested and has, or will have, received satisfactory answers to all questions Purchaser has regarding Magic Bright and the Ordinary Shares.  Purchaser understands that the Ordinary Shares which may be acquired hereunder must be held by it indefinitely unless a subsequent disposition or transfer of any of those Ordinary Shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom.  Purchaser is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Ordinary Shares and Purchaser can bear the full risk, including the entire loss, of the investment.

5.6	Due Authorization of Preferred Shares and Employees’ Shares.

The Preferred Shares and the common stock to the employees of Magic Bright referred to in Section 7.2(e), when delivered to the Sellers and the employees (as the case may be), shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

5.7	Accuracy of Information

Purchaser’s filings with the Securities and Exchange Commission (i) are true, complete, and accurate as of their dates  and none contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading, and (ii) comply with the applicable requirements, and since the date of the most recently filed Form 10-Q, there have been no material changes in the business or financial condition other than changes that would not have a Material Adverse Effect.

5.8	SEC Reports; Financial Condition; No Adverse Changes.

(a)
The audited and unaudited financial statements (the “Financial Statements”) of the Purchaser and the related notes contained in the reports, schedules, forms, statements, and other documents filed by the Purchaser with the United  States Securities and Exchange Commission (the “SEC”) in accordance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Act” and such reports, schedules, forms, statements and other documents, the “SEC Reports”) present fairly the financial position, results of operations, and cash flows of the Purchaser and its subsidiaries at such date and for the periods set forth in the applicable Financial Statements. Unless otherwise expressly stated in the Financial Statements, the Financial Statements, including the related schedules and notes, have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the date of filing of such documents with the SEC, applied on a consistent basis, except for changes concurred in by the Purchaser’s independent public auditors.

(b)
Since September 30, 2010, there has not been any development or event, or any action of any governmental authority that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI   COVENANTS

6.1	Access to Information.

Sellers agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Magic Bright and such examination of the books, records and financial condition of Magic Bright and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.

Purchaser agrees that, prior to the Closing Date, Sellers and representatives (including, without limitation, its legal advisors and accountants) shall be entitled to make such investigation of the properties, businesses and operations of the Purchaser and such examination of the books, records and financial condition of the Purchaser as it reasonably requests and to make extracts and copies of such books and records.

No investigation prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements contained in this Agreement or any other agreement referenced herein.

6.2	Conduct of the Business Pending the Closing.

(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall cause Magic Bright to:

(i)	Conduct the business of Magic Bright only in the ordinary course consistent with past practice;

(ii)
Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of Magic Bright and (B) preserve its present relationship with parties having business dealings with Magic Bright; and

(iii)	Comply in all material respects with applicable laws.

(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall cause Magic Bright not to:

(i)
Transfer, issue, sell or dispose of any shares or other securities of Magic Bright or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Magic Bright;

(ii)	Amend the Certificate of Incorporation or Memorandum and Articles of Association of Magic Bright;

(iii)
Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and other lien arising by operation of law or in the ordinary course of business), any of the properties or assets (whether tangible or intangible) of Magic Bright;

(iv)
Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of Magic Bright;

(v)	Enter into any commitment for capital expenditures out of the ordinary course;

(vi)
Permit Magic Bright to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(vii)
Permit Magic Bright to enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to or otherwise acquire the securities of any other party;

(viii)
Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or any other agreement referenced herein untrue or incorrect in any material respect as of any time through and including the Closing.

6.3	Other Actions.

Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.4	Use of Name.

The Sellers hereby agree that upon the consummation of the transactions contemplated hereby and for so long as the Purchaser remains the majority shareholder of Magic Bright, Magic Bright shall continue to have the sole right to the use of the name “Magic Bright Limited” and the Sellers shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation thereof.

6.5	Tax Matters.

(a)	Tax Periods Ending on or Before the Closing Date.

The Sellers shall cause Magic Bright to prepare and file all Tax Returns for Magic Bright for all periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof).

(b)	Tax Periods Beginning Before and Ending After the Closing Date.

The Purchaser shall cause Magic Bright to prepare and file any Tax Returns of Magic Bright for Tax periods that begin before the Closing Date and end after the Closing Date as soon as practicable and prior to the date due (including any proper extension thereof).

(c)           Following the Closing, Purchaser shall be responsible for and shall indemnify Magic Bright against 50% of all Hong Kong tax liability of Magic Bright for the fiscal year 2010 and 2011.

6.6	Securities Law Filings

Purchaser shall make, in a timely manner, all filings under applicable federal and state securities laws necessary in order to assure that exemptions from registration are available for the transactions hereunder.

6.7	Personal Guarantee

Purchaser acknowledges that Wong Kwok Wing, Tony (“Tony”) of the Sellers has provided his personal guarantee for securing the banking facilities now made available to Magic Bright by its bankers and Tony reserves the right to terminate such personal guarantee at any time after the Closing. The Purchaser shall indemnify Tony fully against any and all of his liabilities under the personal guarantee as from the Closing.

6.8	Vehicle

Purchaser acknowledges that the vehicle registered in the name of Magic Bright is held by Magic Bright on behalf of Tony and Tony shall have the right to transfer the such vehicle back under Tony’s name.

6.9	Real Property in PRC

Purchaser acknowledges and agrees that the amount due from the Sellers (as shareholders) to Magic Bright appearing in the books and financial statements of Magic Bright shall remain in the book of Magic Bright and shall be fully set-off upon the ownership of the real property in PRC acquired by a third party for Magic Bright being formally transferred back to Magic Bright or its Subsidiary.

ARTICLE VII    CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

(b)
the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(c)	the Sellers shall have obtained all consents and waivers with respect to the transactions contemplated by this Agreement;

(d)
no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, Magic Bright, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

7.2	Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b)
the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)
no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, Magic Bright, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)
The Purchaser shall have entered into an employment agreement with Tony, which shall include, among other terms, allowances for cars and housing (the “Employment Agreement”) in form and substance satisfactory to Tony;

(e)	The Purchaser shall have issued shares of common stock to the employees of Magic Bright in the amounts and to the persons set forth on Schedule 7.2(e);

(f)	Tony shall have been appointed to the board of directors of the Purchaser;

(g)	The Sellers shall be satisfied with the result of their legal and financial due diligence on the Purchaser;

(h)	The Sellers shall have obtained such legal opinion regarding the Purchaser, this Agreement and the transactions contemplated hereunder in form and substance satisfactory to the Sellers.

ARTICLE VIII  DOCUMENTS TO BE DELIVERED

8.1	Documents to be Delivered by the Sellers.

At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	certificates representing the Ordinary Shares together with the instrument and transfer in favor of the Purchaser and the contract notes thereof duly executed by the Sellers;

(b)	certificate of continuous registration with respect to Magic Bright issued by the Companies Registry of Hong Kong;

(c)	written resolutions of the Board of Directors of Magic Bright approving the transfer of the Ordinary Shares hereunder and the registration of the Purchaser as holder of the Ordinary Shares.

(d)	the Employment Agreement duly executed by Tony; and

(e)	such other documents as the Purchaser may reasonably request.

8.2	Documents to be Delivered by the Purchaser.

At or prior to the Closing, the Purchaser shall deliver to the Sellers the following:

(a)	US$300,000 (being the first installment of the Cash Consideration) by wire transfer of immediately available funds (pro rata in accordance with the Seller’s percentages of the Ordinary Shares);

(b)	The Preferred Shares to be delivered pursuant to 2.1 (pro rata in accordance with the Seller’s percentages of the Ordinary Shares);

(c)	The Employment Agreement duly executed by the Purchaser; and

(d)	such other documents as the Sellers may reasonably request.

ARTICLE IX    INDEMNIFICATION

9.1	Indemnification.

Subject to Section 9.2, each individual Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of that individual Seller set forth in Section 4 hereof to be true and correct in all respects as of the date made (“Losses”).

9.2	Limitations on Claims for Indemnification

(a)
Time Limitations. There shall be no liability for indemnification under Section 9.1 for any claim for indemnification thereunder against any Seller unless such claim shall be made within one (1) year from the Closing.

(b)
Further Limitations. No claim for indemnification pursuant to Section 9.1 or any Losses shall be brought against any Seller unless the amount that would otherwise be recoverable from such Seller in respect of such claim exceeds US$100,000, in which case such Seller shall only be liable for amounts in excess of US$100,000. No Seller shall be liable in respect of any claims for indemnification pursuant to Section 9.1 or any Losses, for any amount, when aggregated with all such claims made against such Seller, in excess of the amount of the Cash Consideration actually received by such Seller. The Purchasers may not bring a claim for indemnification under Section 9.1 if it does not believe in good faith that it is entitled to indemnification thereunder.

ARTICLE X     MISCELLANEOUS

10.1	Survival of Representations and Warranties etc.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, and continue in full force and effect for a period of one year. Any term and condition of this Agreement which is intended to be performed after Closing shall also survive Closing.

10.2	Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby provided that whether Closing occurs or not, the Purchaser shall reimburse the Sellers for (i) 100% of the accountant’s fee and expenses and (ii) 50% of the legal fee and expenses incurred by the Sellers in connection with the matters aforesaid .

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement (including without limitation any stamp duty payable on the transfer of the Ordinary Shares hereunder to the Hong Kong government) shall be borne by the Purchaser solely.

10.3	Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.4	Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to Delaware conflicts of law principles. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement

10.5	Entire Agreement; Amendments and Waivers.

This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

10.7	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the parties receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

Green EnviroTech Holdings Corp.
5300 Claus Rd., P.O. Box 692
Riverbank, CA 95367
Fax: 209-863-9900
Attention: Gary M. DeLaurentiis

Copy to:

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

(b)	Magic Bright Limited

18/F., Lock Road, Tsim Sha Tsui, Kowloon, Hong Kong
Facsimile: (852)23140718
Attention: Wong Kwok Wing, Tony

(c)	Sellers:

Wong Kwok Wing, Tony
18/F., Lock Road, Tsim Sha Tsui, Kowloon, Hong Kong
Facsimile: (852)23140718

Chan Sau Fong
                      18/F., Lock Road, Tsim Sha Tsui, Kowloon, Hong Kong
Facsimile: (852)23140718

10.8	Binding Effect; Assignment; Severability

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Securities Purchase Agreement as of the date first set forth above.

GREEN ENVIROTECH HOLDINGS CORP.

By:      /s/ Gary DeLaurentiis
Name: Gary DeLaurentiis
Title: Chief Executive Officer

MAGIC BRIGHT LIMITED

By:/s/ Wong Kwok Wing Tony
      Name: Wong Kwok Wing Tony
      Title: Director

SELLERS:

/s/ Wong Kwok Wing Tony
Wong Kwok Wing Tony

/s/ Chan Sau Fong
Chan Sau Fong

SCHEDULE 1

Seller                                                Ordinary Shares                                                   Percentage

Wong Kwok Wing Tony	5,000	50%

Chan Sau Fong	5,000	50%

SCHEDULE 4.5

SCHEDULE 4.5 LIST OF SUBSIDIARIES AND AFFILIATES

None, except that Magic Bright is in the course of forming a wholly owned subsidiary in PRC.

SCHEDULE 7.2(E)

Employee Name	Number of shares of common stock
Chan Tak Ming	69,000
Chim Ming Wai	46,000
Lau Ka Man	23,000
Tsui Pui Yan	23,000
Yeung Pui Yan	23,000